Exhibit 99.1

News Release

Video Display Releases Results of Operations for Second Quarter of Fiscal 2007

October 10, 2006 — Video Display Corporation (NASDAQ:VIDE) today reported that revenues for the 2nd quarter of fiscal 2007 ended August 31, 2006 declined $3.5 million or 15.0% over the 2nd quarter of fiscal 2005 to $19.8 million. Net income was $0.4 million, or $.04 per fully diluted share, for the three months ended August 31, 2006 compared to $1.1 million, or $.11 per fully diluted share, for the three months ended August 31, 2005.

Revenues for the six-month period ended August 31, 2006 decreased $5.3 million or 12.2% over the six-month period ended August 31, 2005. Net income was $0.2 million, or $.02 per fully diluted share, for the six months ended August 31, 2006 compared to $1.7 million, or $.17 per fully diluted share, for the six months ended August 31, 2005.

Company CEO, Ron Ordway, stated, “Results for our second fiscal quarter were approximately in line with budgeted expectations and signaled a return to profitability after two consecutive quarters with reported losses. The Company has received awards of several significant defense and simulation display contracts during the quarter which have added to our backlog as we begin the second half of fiscal 2007.”

Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 8 display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2006, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2006	2005	2006	2005

Net sales	$19,832	$23,332	$38,430	$43,774

Cost of goods sold	13,022	15,728	26,056	29,634

Gross profit	6,810	7,604	12,374	14,140

Operating expenses
Selling and delivery	1,905	1,883	3,820	3,597
General and administrative	3,629	3,603	7,180	7,172
	5,534	5,486	11,000	10,769

Operating profit	1,276	2,118	1,374	3,371

Other income (expense)
Interest expense	(622)	(338)	(1,123)	(675)
Other, net	6	16	49	80
	(616)	(322)	(1,074)	(595)

Income before income taxes	660	1,796	300	2,776
Income tax expense	275	680	150	1,054

Net income	$385	$1,116	$150	$1,722

Basic earnings per share of common stock	$.04	$.12	$.02	$.18

Diluted earnings per share of common stock	$.04	$.11	$.02	$.17

Basic weighted average shares outstanding	9,673	9,690	9,657	9,696

Diluted weighted average shares outstanding	9,907	9,925	9,894	9,914

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080